UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

September 23, 2014 (August 20, 2014)

Date of Report (Date of earliest event reported)

Ruckus Wireless, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35734	54-2072041
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 West Java Drive Sunnyvale, California		94089
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (650) 265-4200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 23, 2014, Ruckus Wireless, Inc. (the “Company”) announced the appointment of Daniel A. Rabinovitsj as the Company’s Chief Operating Officer effective September 25, 2014.

Mr. Rabinovitsj joins the Company from Qualcomm Atheros, Inc., a subsidiary of Qualcomm Incorporated, where he served as Senior Vice President of Networking. Prior to Qualcomm, Mr. Rabinovitsj was a Vice President and General Manager of Networking at Atheros Communications, Inc. from May 2010 until November 2010, and Senior Vice President and General Manager of Networking at Atheros from November 2010 until Atheros was acquired by Qualcomm in May 2011. Prior to Atheros, from March 2007 until April 2010, Mr. Rabinovitsj served as a Senior Vice President and General Manager with ST-Ericsson (a joint venture of STMicroelectronics and Ericsson, and formerly NXP Semiconductors and ST-NXP), a provider of wireless platforms and semiconductors. Prior to joining ST-Ericsson, from December 1998 until March 2007, Mr. Rabinovitsj served as Director of Marketing and then as Vice President and General Manager at Silicon Laboratories, a developer and provider of mixed-signal semiconductors. Mr. Rabinovitsj has also held various marketing positions at Advanced Micro Devices, Inc. in the wired and wireless communications market. Mr. Rabinovitsj holds a Masters degree in Asian Studies and a BA in Philosophy, both from the University of Texas at Austin.

The Company entered into an offer letter agreement with Mr. Rabinovitsj dated August 20, 2014. Under the agreement, Mr. Rabinovitsj is employed on an “at will” basis, is entitled to an initial annual base salary of $450,000, and is eligible to participate in the 2014 Corporate Bonus Plan for calendar year 2014 on a prorated basis with a bonus target equal to 60% of his base salary. Mr. Rabinovitsj will also receive a one-time bonus of $50,000, with 50% paid with his first regular paycheck and 50% paid following six months of continuous service to the Company.

The Company also will grant Mr. Rabinovitsj options to purchase 325,000 shares of the Company’s common stock under the Company’s Amended & Restated 2012 Equity Incentive Plan, vesting over four years with 25% vesting on the one-year anniversary of the grant date and the remaining vesting monthly thereafter. Additionally, the Company will grant Mr. Rabinovitsj 250,000 restricted stock units under the Company’s Amended & Restated 2012 Equity Incentive Plan which will vest over four years with 25% vesting on each of the annual anniversaries of the grant date.

Mr. Rabinovitsj also will be eligible to participate in the Company’s Severance Benefit Plan, a copy of which was previously filed with the Securities and Exchange Commission as an exhibit to the Company’s Annual Report on Form 10-K for the period ending December 31, 2012.

The Severance Benefit Plan provides, among other things, that if Mr. Rabinovitsj is involuntarily terminated without cause, as defined in the Severance Benefit Plan, absent a qualifying change in control, then he will be entitled to receive (a) cash severance in a lump sum amount equal to six months base salary, and (b) continuation of his current health insurance coverage, or payment of the premiums for such coverage, for up to six months, subject in all cases to his acceptance of the terms of the participation notice and execution of a release agreement.

In addition, in the case of a change in control, as defined in the Severance Benefit Plan, if Mr. Rabinovitsj is terminated without cause or constructively terminated, as defined in the Severance Benefit Plan, either during the three months before or in the year after a change in control, then he will be entitled to receive (a) cash severance in a lump sum amount equal to twelve months his monthly base salary, (b) additional cash severance in a lump sum amount equal to his monthly bonus target multiplied by twelve months, (c) continuation of his current health insurance coverage, or payment of the premiums for such coverage, for up to twelve months, and (d) 100% accelerated vesting of then outstanding compensatory equity awards of unvested shares.

Mr. Rabinovitsj will be eligible to participate in the Company’s standard benefits package, including medical and dental plans, life insurance and disability coverage.

The summary of material terms of the offer letter set forth above is qualified in its entirety by reference to the offer letter, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference.

The Company has elected to delay the filing of this Current Report on Form 8-K until the public announcement of Mr. Rabinovitsj’s hiring in a press release in reliance on the instruction provided under Item 5.02(c) of Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Offer Letter to Daniel A. Rabinovitsj, dated August 20, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RUCKUS WIRELESS, INC.

Dated: September 23, 2014

	By:	/s/ Scott Maples
Scott Maples
Vice President, General Counsel and Corporate Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Offer Letter to Daniel A. Rabinovitsj, dated August 20, 2014.